UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule §240.14a-12
MANHATTAN ASSOCIATES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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MANHATTAN ASSOCIATES, INC.
2300 Windy Ridge Parkway, Suite 1000
Atlanta, Georgia 30339
(770) 955-7070
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 20, 2010
          NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Shareholders of Manhattan Associates, Inc. (the “Company”) will be held at 2300 Windy Ridge Parkway, Atlanta, Georgia 30339, at 9:00 a.m., Atlanta, Georgia time, on Thursday, May 20, 2010 (the “Annual Meeting”), to consider and act upon:
1.	the election of three directors to the Company’s Board of Directors;

2.	a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	such other business as may properly come before the Annual Meeting or any adjournment thereof.
          The Board of Directors has fixed the close of business on March 31, 2010, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.
By Order of the Board of Directors,
David K. Dabbiere
Senior Vice President, Chief Legal Officer and Secretary
April 9, 2010
Atlanta, Georgia
IMPORTANT
WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SUBMIT YOUR VOTE THROUGH THE INTERNET, BY TELEPHONE, OR MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE THAT HAS BEEN PROVIDED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON MAY 20, 2010:
The proxy statement and annual report to shareholders are available at http://www.manh.com/proxy10

MANHATTAN ASSOCIATES, INC.
2300 Windy Ridge Parkway, Suite 1000
Atlanta, Georgia 30339

Proxy Statement

Annual Meeting of Shareholders
To Be Held May 20, 2010

INFORMATION CONCERNING SOLICITATION AND VOTING
Shareholders Meeting
          This Proxy Statement and the enclosed proxy card (“Proxy”) are furnished on behalf of the Board of Directors of Manhattan Associates, Inc., a Georgia corporation (the “Company,” “our” or “we”), to solicit proxies for use at the Annual Meeting of Shareholders to be held on Thursday, May 20, 2010, at 9:00 a.m., Atlanta, Georgia time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 2300 Windy Ridge Parkway, Atlanta, Georgia 30339. The Company intends to mail this Proxy Statement and the accompanying Proxy on or about April 9, 2010, to all shareholders entitled to vote at the Annual Meeting.
Shareholders Entitled to Vote; Quorum
          Only holders of record of the Company’s $.01 par value per share common stock (the “Common Stock”) at the close of business on March 31, 2010 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 31, 2010, the Company had outstanding and entitled to vote 22,357,384 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. Any shareholder who signs and returns a Proxy has the power to revoke it at any time before it is voted at the Annual Meeting by providing written notice of revocation to the Secretary of the Company, by filing with the Secretary of the Company a Proxy bearing a later date, or by voting through the Internet or by telephone or in person at the Annual Meeting.
          The holders of a majority of the total shares of Common Stock outstanding on the record date, whether present at the Annual Meeting in person, voting through the Internet or telephone or represented by Proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” both will be counted toward fulfillment of quorum requirements. Broker non-votes occur on a matter up for vote when a broker, bank or other holder of shares you own in “street name” is not permitted to vote on that particular matter without instructions from you, you do not give such instructions, and the broker or other nominee indicates on its proxy card, or otherwise notifies us, that it does not have authority to vote its shares on that matter. Whether a broker has authority to vote its shares on uninstructed matters is determined by stock exchange rules.
Counting of Votes
          The purpose of the Annual Meeting is to consider and act upon the matters that are listed in the accompanying Notice of Annual Meeting and set forth in this Proxy Statement. The enclosed Proxy and other voting methods described in the Proxy provide a means for a shareholder to vote upon each of the matters listed in the accompanying Notice of Annual Meeting and described in the Proxy Statement, including a means for a shareholder to vote for all of the nominees for Director listed thereon or to withhold authority to vote for one or more of such nominees. The Company’s Bylaws provide that Directors are elected by a plurality of the votes cast—that is, the nominees who receive the most votes for the available directorships will be elected as Directors.
          The accompanying Proxy and other voting methods described in the Proxy also provide a means for a shareholder to vote for, against or abstain from voting on the other matters to be acted upon at the Annual Meeting. Each Proxy will be voted in accordance with the shareholder’s directions. Assuming a quorum is present, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 and approval of any other matters as may properly come before the meeting requires that the votes cast in favor of each matter exceed the votes cast against such matter. Abstentions and broker non-votes are not considered “votes cast” and therefore will have no effect on the results of the vote with respect to such proposals.
Proxies
          When the enclosed Proxy is properly signed and returned, or submitted via Internet or telephone as described on the Proxy, the shares that it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented by a signed Proxy will be voted in favor of the nominees for election to the Board of Directors and in favor of ratification of the appointment of our independent registered public accounting firm.
Proxy Solicitation Costs
          The Company will bear the entire cost of soliciting proxies to be voted at the Annual Meeting, including the preparation, printing and mailing of proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and other employees of the Company by personal interview, telephone, telegram or facsimile. No additional compensation will be paid to such persons for such solicitation. We have also hired The Proxy Advisory Group, LLC® to distribute proxies. We will pay The Proxy Advisory Group, LLC® $7,700, plus reasonable out-of-pocket expenses, for these services. The Company will reimburse brokers, banks and other nominees for their reasonable out-of-pocket expenses for forwarding the proxy materials to their customers who are beneficial owners.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The following table sets forth the amount and percent of shares of Common Stock that, as of February 17, 2010, unless a different date is noted below, are deemed under the rules of the Securities and Exchange Commission (the “SEC” or “Commission”) to be “beneficially owned” by (i) each member of the Board of Directors of the Company and each nominee to become a member of the Board of Directors, (ii) the Chief Executive Officer, the Chief Financial Officer and the next three most highly compensated executive officers (referred to herein as the “named executive officers”), (iii) all directors and executive officers of the Company as a group, and (iv) any person or “group” (as that term is used in the Securities Act of 1934, as amended) known to the Company as of that date to be a “beneficial owner” of more than 5% of the outstanding shares of Common Stock.

	Common Stock
	Beneficially Owned(1)
	Number of	Percentage
	Shares of	of
Name of Beneficial Owner	Common Stock	Class
Eddie Capel (2)	247,731	1.09%
Brian J. Cassidy (3)	173,707	*
David K. Dabbiere (4)	151,249	*
Paul R. Goodwin (5)	116,907	*
John J. Huntz, Jr. (6)	162,126	*
Pete Kight (7)	31,226	*
Dan Lautenbach (8)	30,226	*
Jeffrey S. Mitchell (9)	582,123	2.52%
Thomas E. Noonan (10)	154,407	*
Deepak Raghavan (11)	134,407	*
Peter F. Sinisgalli (12)	1,006,308	4.29%
Dennis B. Story (13)	239,485	1.05%

	Common Stock
	Beneficially Owned(1)
	Number of	Percentage
	Shares of	of
Name of Beneficial Owner	Common Stock	Class
Artisan Partners Limited Partnership (14)	2,615,500	11.57%
Bank of America Corporation (15)	1,407,046	6.22%
Black Rock, Inc. (16)	1,880,824	8.32%
Brown Capital Management, Inc. (17)	1,511,801	6.69%
Kornitzer Capital Management, Inc. (18)	2,266,079	10.02%
All executive officers and directors as a group (13 persons) (19)	3,029,902	12.01%

*	Less than 1% of the outstanding Common Stock.

(1)	For purposes of calculating the percentage beneficially owned, the number of shares of Common Stock deemed outstanding include (i) 22,612,924 shares outstanding as of February 17, 2010, and (ii) shares issuable by the Company pursuant to options held by the respective person or group that may be exercised within 60 days following February 17, 2010 (“Presently Exercisable Options”), unless otherwise noted in the footnotes to this table. Presently Exercisable Options are considered to be outstanding and to be beneficially owned by the person or group holding such options for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Unless otherwise noted, the address for each beneficial owner is the Company’s corporate headquarters located at 2300 Windy Ridge Parkway, Suite 1000, Atlanta, Georgia 30339.

(2)	Includes 205,500 shares issuable pursuant to Presently Exercisable Options.

(3)	Includes 147,500 shares issuable pursuant to Presently Exercisable Options.

(4)	Includes 121,625 shares issuable pursuant to Presently Exercisable Options.

(5)	Includes 105,000 shares issuable pursuant to Presently Exercisable Options.

(6)	Includes 147,500 shares issuable pursuant to Presently Exercisable Options.

(7)	Includes 22,677 shares issuable pursuant to Presently Exercisable Options.

(8)	Includes 22,677 shares issuable pursuant to Presently Exercisable Options.

(9)	Includes 532,000 shares issuable pursuant to Presently Exercisable Options.

(10)	Includes 142,500 shares issuable pursuant to Presently Exercisable Options.

(11)	Includes 122,500 shares issuable pursuant to Presently Exercisable Options.

(12)	Includes 824,584 shares issuable pursuant to Presently Exercisable Options.

(13)	Includes 211,750 shares issuable pursuant to Presently Exercisable Options.

(14)	Based on a Schedule 13G/A jointly filed with the Commission on February 11, 2010 by Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Investment Corporation (the general partner of Artisan Holdings) (“Artisan Corp”), Artisan Partners Limited Partnership (“Artisan Partners”), Artisan Investments GP LLC (the general partner of Artisan Partners), ZFIC, Inc. (the sole stockholder of Artisan Corp.), Andrew A. Ziegler, Carlene M. Ziegler, and Artisan Funds, Inc., relating to shares acquired on behalf of discretionary clients of Artisan Partners and Artisan Holdings. Persons other than Artisan Partners and Artisan Holdings are entitled to receive all dividends from, and proceeds from the sale of, those shares. The address of each of Artisan Holdings, Artisan Corp., Artisan Partners, Artisan Investments GP LLC, ZFIC, Inc., Andrew A. Ziegler, Carlene M. Ziegler, and Artisan Funds, Inc. is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

(15)	Based on a Schedule 13G/A jointly filed with the Commission on February 2, 2010 by Bank of America Corporation, Bank of America, NA, Columbia Management Advisors, LLC, Banc of America Investment Advisors, Inc., IQ Investment Advisors, LLC, and Merrill Lynch, Pierce, Fenner & Smith, Inc., each of which has its principal place of business office at 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255.

(16)	Based on a Schedule 13G filed with the Commission on January 29, 2010 filed by BlackRock, Inc. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(17)	Based on a Schedule 13G/A filed with the Commission on January 27, 2010 filed by Brown Capital Management, Inc. Includes 1,511,801 shares of common stock owned by various investment advisory clients of Brown Capital Management, Inc., which is deemed to be a beneficial owner of those shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 due to its discretionary power to make investment decisions over such shares for its clients and its ability to vote such shares. In all cases, persons other than Brown Capital Management, Inc. has the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of the shares. The address of Brown Capital Management, Inc. is 1201 N. Calvert Street, Baltimore, MD 21202.

(18)	Based on a Schedule 13G/A filed with the Commission on January 22, 2010 by Kornitzer Capital Management, Inc. Includes 2,266,079 shares of common stock owned by various investment advisory clients of Kornitzer Capital Management, Inc., which is deemed to be a beneficial owner of those shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 due to its discretionary power to make investment decisions over such shares for its clients and its ability to vote such shares. The investment advisory clients have the right to receive, and the power to direct the receipt of, dividends from, or the proceeds from the sale of the shares. The address of Kornitzer Capital Management, Inc. is 5420 West 61st Place, Shawnee Mission, KS 66205.

(19)	Includes 2,605,813 shares issuable pursuant to Presently Exercisable Options.

PROPOSAL 1
ELECTION OF DIRECTORS
Introduction
          At the Annual Meeting, three directors are to be elected for the terms described below. The Board of Directors is divided into three classes, each of whose members serve for staggered three-year terms. The Board is currently comprised of two Class I directors (Messrs. Cassidy and Goodwin), three Class II directors (Messrs. Kight, Raghavan and Sinisgalli) and three Class III directors (Messrs. Huntz, Lautenbach and Noonan). At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I directors, Class II directors and Class III directors will expire upon the election and qualification of successor directors at the 2011, 2012 and 2010 annual meeting of shareholders, respectively. There are no family relationships among any of the directors or director nominees of the Company.
          Shares represented by executed Proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may select. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.
          The Board of Directors recommends a vote FOR the named nominees.
Nominees
Nominees to Serve as Class III Directors (Term Expires in 2013)
          John J. Huntz, Jr., age 59, has served as Chairman of our Board of Directors since April 2003 and has served as a member of our Board of Directors since January 1999. Mr. Huntz also serves as the Executive Director and the Head of Venture Capital at Arcapita, Inc., a leading international investment firm. Mr. Huntz has more than 25 years of private equity, venture capital and operational experience. Prior to joining Arcapita, Mr. Huntz worked from March 1994 through 2005 at the Fuqua companies, most recently as Managing Director of Fuqua Ventures. Mr. Huntz also served as Executive Vice President and Chief Operating Officer of Fuqua Enterprises, Inc., a NYSE company. Mr. Huntz’s prior experience includes, from September 1989 to January 1994, Managing Partner of Noble Ventures International, a private equity firm. From 1984 to 1989, Mr. Huntz provided financial and investment management as Director of Capital Resources for Arthur Young & Company, and from 1979 until 1984, he was an investment professional at Harrison Capital, a private equity investment subsidiary of Texaco. Mr. Huntz has served as a member of the Board of Directors of the National Venture Capital Association and the Securities and Exchange Commission’s Small Business Capital Formation Task Force Executive Committee, and founded and leads the Atlanta Venture Forum. Mr. Huntz also serves on the Board of Directors of Alloptic Inc., CardioMEMS, Inc. and Prenova, Inc. In addition, he is a Board member of the Metro Atlanta Chamber of Commerce, a Board member and past Chairman of the Georgia Logistics Innovation Council, a member of the Commission for a New Georgia, member of the Advisory Board of Imperial Innovations (Imperial College — London), the Advisory Board of the MIT Enterprise Forum, the Board of Georgia Advanced Technology Ventures (Georgia Tech), and Board of the Entrepreneurs Foundation. He also served as Chairman of the Atlanta Botanical Garden and is past President of the Atlanta Chapter of the Association for Corporate Growth.
          Mr. Huntz has over 25 years of both private and public company operating and leadership experience, and has served on numerous boards. In addition, he has extensive financial industry experience through his private equity and venture capital work. We believe Mr. Huntz’s extensive experience; his operational, leadership and finance expertise; and his business and community prominence make him well suited to be our Chairman. His financial expertise in particular qualifies him eminently to also chair our Audit Committee, and the Board has determined he is an “audit committee financial expert” as defined in SEC rules.
          Dan J. Lautenbach, age 64, has served as a member of our Board of Directors since October 2007. He served as Chairman of Witness Systems, Inc., a provider of workforce optimization software and services, from December 2006, and as a director of that company from 2002, until it was acquired in May 2007. Since December 2001, Mr. Lautenbach has served as Chairman of DJL Consulting, a sales consulting organization. From May 2002 until March 2003, he served as the Executive Vice President, Worldwide Field Operations, for Centive Systems, Inc, an enterprise software incentive management system provider. From April 2001 to December 2001, he served as Senior Vice President of Global Sales and Operations for Vignette Corporation, a provider of content management software and services. Mr. Lautenbach was Vice President of Worldwide Software Sales for IBM and was General Manager for Software, Europe, Middle East and Africa, from 1997 to 2001, and prior to that held various management positions with IBM.
          Mr. Lautenbach has a history of demonstrated leadership in the software industry, including as Chairman of the Board of a public software company and as an executive or other officer of other software companies of differing sizes, including business software companies. Within the industry, his experience ranges across executive management, sales and consulting roles, bringing valuable different perspectives to the Board.
          Thomas E. Noonan, age 49, has served as a member of our Board of Directors since January 1999. From November 2006 until February 2008, Mr. Noonan served as the General Manager of IBM Internet Security Systems, a division of IBM providing information technology system security products and services. Mr. Noonan served as the President and member of the board of directors of Internet Security Systems, Inc., since May 1995, and as its Chief Executive Officer and Chairman of the board of directors from November 1996 until its acquisition by IBM in November 2006. Prior to joining Internet Security Systems, Mr. Noonan served as Vice President, Sales and Marketing with TSI International, Inc., an electronic commerce company, from October 1994 until April 1995. From November 1989 until October 1994, Mr. Noonan held high-level sales and marketing positions at Dun & Bradstreet Software, a developer of enterprise business software.
          Mr. Noonan brings many years of experience in senior management in the software industry including as co-founder, Chairman, President and Chief Executive Officer of a public software company. We believe his entrepreneurial, executive management and software industry experience is an indispensable resource to the Board. His past role as a Chairman, President and Chief Executive Officer of a public software company also qualifies him well to chair our Compensation Committee, as we believe it gives him insight into the compensation dynamics of companies like Manhattan Associates. The Board has determined he is an “audit committee financial expert.”
Current Directors
          The members of the Board of Directors continuing in office as Class I directors, elected to serve until the 2011 Annual Meeting, are as follows:
          Brian J. Cassidy, age 64, has served as a member of our Board of Directors since May 1998. Mr. Cassidy was the co-founder of Webforia Inc., a developer and supplier of computer software applications, and served as Webforia’s Vice Chairman from April 1996 until February 2003. Prior to forming Webforia, Mr. Cassidy served as Vice President of Business Development of Saros Corporation, a developer of document management software, from January 1993 until March 1996. Prior to joining Saros Corporation, Mr. Cassidy was employed by Oracle Corporation, as Joint Management Director of European Operations and a member of the Executive Management Board from 1983 until 1988 and as Worldwide Vice President of Business Development from 1988 until 1990.
          Mr. Cassidy has over 30 years experience in the software industry, much of it with business software companies. His experience includes organizations of different sizes, and he has served in co-founder, executive management and development roles. Mr. Cassidy has also invested in, and assisted in the initial phase of, a number of software companies. We believe Mr. Cassidy’s extensive industry knowledge and different industry perspectives—whether as an entrepreneur with a new, “start-up” organization or as a senior executive with a large, mature one—are beneficial for the Board.
          Paul R. Goodwin, age 67, has served as a member of our Board of Directors since April 2003. From June 2003 through 2004, Mr. Goodwin served as a consultant to CSX Corporation, which, through its subsidiaries, operates the largest rail network in the eastern United States. Mr. Goodwin is on the board of directors for RailAmerica, Inc., serving as Chairman of the Audit Committee since October 2009. Mr. Goodwin served on the Board of the National Railroad Retirement Investment Trust from 2003 through 2006. From April 2000 until June 2003 when he retired, Mr. Goodwin served as Vice-Chairman and Chief Financial Officer of CSX Corporation. From April 1995 until April 2000, Mr. Goodwin served as Executive Vice President — Finance and Chief Financial Officer of CSX Corporation. Mr. Goodwin started with

CSX Corporation in 1965 and held various senior management positions with entities affiliated with CSX Corporation. Mr. Goodwin chairs or serves on the investment committees for several foundations.
          Mr. Goodwin’s long leadership experience at CSX Corporation brings to the Board the significant business and financial acumen of an experienced senior executive at a Fortune 500 company. We believe his financial expertise makes him an effective member of our Audit Committee, while his past Vice Chairman role at CSX qualifies him well to serve as chair of our Nominating and Governance Committee. The Board has determined he is an “audit committee financial expert.”
          The members of the Board of Directors continuing in office as Class II directors, elected to serve until the 2012 Annual Meeting, are as follows:
          Peter J. Kight, age 54, has served as a member of our Board of Directors since October 2007. Mr. Kight is the Vice Chairman and a director of Fiserv, Inc., a provider of information management systems and services to the financial and insurance industries. Mr. Kight founded CheckFree Corporation, a leading provider of electronic banking and payment services, and served as its Chairman and Chief Executive Officer from December 1997 until CheckFree’s acquisition by Fiserv in December 2007. Mr. Kight also served as Chairman and Chief Executive Officer of CheckFree Services Corporation from 1981 until 2007 and as its President from 1981 to 1999, and as President of CheckFree Corporation from 1997 to 1999. He is also director of Akamai Technologies, Inc., a publicly held company that distributes computing solutions and services.
          Mr. Kight adds strong leadership, entrepreneurial and business development skills to our Board of Directors from his experience in successfully building CheckFree Corporation. Additionally, we believe his experience in various roles at other public companies—including as a President, Chief Executive Officer, Vice Chairman and outside board member—brings strategic planning and operational experience, as well as valuable insight on public company governance practices, to our Board.
          Deepak Raghavan, age 43, has served as a member of our Board of Directors since August 1998. Dr. Raghavan served as our Senior Vice President — Product Strategy from January 2001 until June 2002, as Senior Vice President and Chief Technology Officer from August 1998 until January 2001 and as Chief Technology Officer from our inception in October 1990 until August 1998. From 1987 until 1990, Dr. Raghavan served as a Senior Software Engineer for Infosys Technologies Limited, a software development company, where he specialized in the design and implementation of information systems for the apparel manufacturing industry. Dr. Raghavan enrolled as a full-time Graduate Student with the Department of Physics and Astronomy at Georgia State University, Atlanta, Georgia, in January 2003 and graduated with a Ph.D. degree in Astronomy in May 2009. He is currently an adjunct faculty member at Georgia State University.
          Dr. Raghavan has been an officer of the Company or member of our Board of Directors since its inception and during that time has helped guide the Company through its transformation from a small private software and services company to a growing public company. With 20 years of experience at the Company, Dr. Raghavan brings deep institutional knowledge and perspective to our Board of Directors regarding our strengths, challenges and opportunities, as well as long experience with our industry.
          Peter F. Sinisgalli, age 54, has served as our President and Chief Executive Officer and a member of our Board of Directors since July 1, 2004. Mr. Sinisgalli joined the Company in March 2004 as President and Chief Operating Officer, and assumed the role of Chief Executive Officer in July 2004. From April 2003 until February 2004, Mr. Sinisgalli served as President and Chief Executive Officer of NewRoads, Inc., a provider of outsourced solutions for fulfillment and customer care to companies engaged in one-to-one direct commerce. From November 1996 until January 2003, Mr. Sinisgalli served as President and Chief Operating Officer of CheckFree Corporation. Mr. Sinisgalli also served on the board of directors of Witness Systems, Inc. from July 2000 to May 2007.
          As our President and Chief Executive Officer, Mr. Sinisgalli provides essential insight and guidance to our Board of Directors from an insider perspective of the day-to-day operations of the Company. In addition, Mr. Sinisgalli’s experience in senior management positions at various other companies brings beneficial leadership and operational experience to our Board of Directors.

Board of Directors Meetings and Committees
          The Board of Directors currently consists of eight members, all of whom, with the exception of our President and Chief Executive Officer, have been determined by the Board of Directors to be “independent” as that term is defined under the corporate governance rules of The Nasdaq Stock Market. In making these independence determinations, the Board of Directors considered the following immaterial relationship: the firm of which Mr. Huntz is Executive Director owns one of the Company’s customers from which the Company derives an immaterial amount of revenue. In compliance with Nasdaq corporate governance rules, the independent directors of the Company conduct regularly scheduled meetings without the presence of non-independent directors or management. The Board’s standing independent committees also regularly meet without management present.
          During the fiscal year ended December 31, 2009, the Board of Directors held six meetings. All of the incumbent directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and meetings of committees of the Board of Directors on which they served that occurred during the portion of fiscal year 2009 during which each served as a director. Our directors are invited to the annual meeting of shareholders, and two directors attended our 2009 annual meeting.
Director Compensation
          The non-employee Chairman of the Board of Directors receives an annual retainer of $150,000, payable in monthly installments on the first business day of each month. Non-employee members of the Board of Directors receive an annual retainer of $35,000 payable in quarterly installments on the first business day of each quarter. All non-employee members of the Board of Directors receive $1,500 for each board meeting attended and $1,500 for each committee meeting held independently of a board meeting. In April 2009, the Board elected to reduce its cash compensation payments by 25% for the remainder of 2009 to partially offset the Company’s reduced revenue forecast due to the economic downturn. In 2009, we granted to each non-employee director stock options to purchase 2,500 shares of Common Stock and 833 shares of Common Stock at the beginning of each quarter during which they served as a director. All of these options have an exercise price equal to the fair market value of the Common Stock on the date of grant, are exercisable immediately and have a term of seven years, and both option and share grants vest immediately upon grant.
          The following table sets forth, for the year ended December 31, 2009, the total compensation earned for our non-employee members of the Board of Directors.

Director Compensation
	Fees Earned or
Name(1)	Paid In Cash	Stock Awards(2)	Option Awards(2)	Total
Brian J. Cassidy	$51,625	$59,618	$58,375	$169,618
Paul R. Goodwin	50,125	59,618	58,375	168,118
John J. Huntz, Jr.	128,125	59,618	58,375	246,118
Peter J. Kight	45,250	59,618	58,375	163,243
Dan L. Lautenbach	44,875	59,618	58,375	162,868
Thomas E. Noonan	49,750	59,618	58,375	167,743
Deepak Raghavan	43,375	59,618	58,375	161,368

(1)	We report amounts paid to Mr. Sinisgalli, our only employee director, in the Summary Compensation Table below.

(2)	These columns represents the aggregate grant date fair value for stock and option awards in accordance with the stock compensation topic in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (the “Codification”). These award fair values have been determined based on the assumptions set forth in the Company’s 2009 Annual Report on Form 10-K (Note 2, Stock-Based Compensation).

          The following table summarizes the equity awards we have made to our Board of Directors that are outstanding as of December 31, 2009.

Non-Management Director Outstanding Stock Awards as of December 31, 2009
	Number of Shares of Unvested	Number of Shares Underlying
Name	Restricted Stock	Stock Options Unexercised
Brian J. Cassidy	—	145,000
Paul R. Goodwin	—	102,500
John J. Huntz, Jr.	—	145,000
Peter J. Kight	355	20,000
Dan L. Lautenbach	355	20,000
Thomas E. Noonan	—	140,000
Deepak Raghavan	—	120,000
Board of Directors Committees
          The Board of Directors has established three permanent committees that have certain responsibilities for our governance and management. They include the Audit Committee, the Compensation Committee and the Nomination and Governance Committee. The Board has adopted charters for the Audit Committee, Compensation Committee and Nomination and Governance Committee which can be found in the Investor Relations section of our web site at www.manh.com.
          Audit Committee. During 2009, the Audit Committee consisted of Messrs. Huntz, Goodwin, Lautenbach and Noonan. Mr. Huntz serves as Chairman of the Audit Committee. The Board of Directors has determined that each member of the Audit Committee meets the independence and experience requirements applicable to members of the Audit Committee of a Nasdaq-traded company, as well as the Audit Committee independence standards established by the Securities and Exchange Commission (the “SEC”). Further, the Board has determined that Messrs. Huntz, Goodwin and Noonan are “audit committee financial experts,” as defined by the rules of the SEC. Among other responsibilities, the Audit Committee recommends to the Board the selection and discharge of our independent registered public accounting firm, reviews the scope of the audit to be conducted by them, as well as the results of their audit, and reviews our internal controls and financial statements. The Audit Committee also reviews and discusses with management and our independent registered public accounting firm major financial risk exposure and steps management has taken to monitor and control such exposure. During the fiscal year ended December 31, 2009, the Audit Committee met four times.
          Compensation Committee. During 2009, the Compensation Committee consisted of Messrs. Noonan, Cassidy, Huntz and Kight. Mr. Noonan serves as Chairman of the Compensation Committee. The Board of Directors has determined that all members of the Compensation Committee meet the independence requirements of the Nasdaq corporate governance rules. The Compensation Committee approves the compensation of all of our executive officers, including the Chief Executive Officer, reviews compensation plans of all directors, officers and other key executives and makes recommendations concerning these matters to the Board of Directors. The Compensation Committee also administers our equity incentive programs and establishes the terms and conditions of all stock and stock options granted under these plans. During the fiscal year ended December 31, 2009, the Compensation Committee met five times.
          Nominating and Governance Committee. During 2009, the Nominating and Governance Committee (the “Nominating Committee”) consisted of Messrs. Goodwin, Cassidy and Raghavan. Mr. Goodwin serves as Chairman of the Nominating Committee. The Board of Directors has determined that all members of the Nominating Committee meet the independence requirements of the Nasdaq corporate governance rules. The Nominating Committee is appointed by the Board of Directors to identify and assist in recruiting outstanding individuals who qualify to serve as Board members and to recommend that the Board select a slate of director nominees for election by our shareholders at each annual meeting of our shareholders in accordance with our Articles of Incorporation, Bylaws and Georgia law; to recommend directors for appointment to each Board committee; to review the performance of the Board and its committees and make appropriate recommendations; and to oversee our corporate governance guidelines and periodically re-evaluate such corporate governance guidelines for the purpose of suggesting changes if appropriate. During the fiscal year ended December 31, 2009, the Nominating Committee met four times.

          In accordance with the provisions of our Bylaws, shareholders may directly nominate prospective director candidates by delivering to our Corporate Secretary certain information about the nominee not less than 60 days prior to the meeting as originally scheduled, or if less than 70 days notice or prior public disclosure of the date of the scheduled meeting is given or made, delivery of notice to the Company not later than the tenth day following the earlier of the day on which notice of the date of the meeting is mailed to shareholders or public disclosure of the date of such meeting is made. The Nominating Committee has not adopted a formal policy with regard to consideration of any director candidate nominated by shareholders for inclusion in the Board’s slate. The Nominating Committee believes that such a policy is not necessary or appropriate because of the shareholders’ ability to directly nominate director candidates for the Board.
          In identifying qualified individuals to become members of the Board of Directors, the Nominating Committee selects candidates whose attributes it believes would be most beneficial to the Company. The Nominating Committee evaluates each individual’s experience, integrity, competence, diversity (including occupational, geographic, and age diversity), skills and dedication in the context of the needs of the Board of Directors. The Committee generally identifies director nominees through the personal, business and organizational contacts of existing directors and management. However, the Committee may use a variety of sources to identify director nominees, including third-party search firms, counsel, advisors and shareholder recommendations. The composition of the current Board of Directors reflects diversity in business and professional experience and skills.
Board Leadership Structure
          Our bylaws allow, but do not require, our Board of Directors to appoint an officer or a non-executive Chairman of our Board of Directors. Our Board of Directors has chosen to separate the positions of Chairman of the Board and Chief Executive Officer. Currently, John J. Huntz, Jr., a non-employee independent director, serves as Chairman of the Board and Peter F. Sinisgalli serves as our President and Chief Executive Officer. We believe separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead our Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as our Board of Director’s oversight responsibilities continue to grow. Although we do not have a policy mandating the separation of the roles of Chairman and Chief Executive Officer, our Board of Directors believes that having separate positions and having an independent outside director serve as Chairman is the appropriate leadership structure for Manhattan Associates.
Code of Ethics
          Our Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all members of our Board of Directors, our executive officers and our employees. We have posted the Code of Business Conduct and Ethics policy in the Investor Relations section of our web site at www.manh.com. If, in the future, we amend, modify or waive a provision in the Code of Business Conduct and Ethics, we may, rather than file a Form 8-K, satisfy the disclosure requirement under Item 5.05 of Form 8-K by posting such information on our web site as necessary.
Risk Management
          While we believe that risk management is the responsibility of every employee, senior management is ultimately accountable to our Board of Directors and shareholders for risk management. Senior management is responsible for the day-to-day management of risks we face, while our Board of Directors, as a whole and through its committees, oversees planning and responding to risks arising from changing business conditions or the initiation of new activities or products. Our Board of Directors also is responsible for overseeing compliance with laws and regulations, responding to recommendations from auditors and supervisory authorities, and overseeing management’s conformance with internal policies and controls addressing the operations and risks of significant activities.
          Our Board of Directors believes that full and open communication between management and our Board of Directors is essential for effective risk management and oversight. Our Board of Directors receives regular reports from members of senior management on areas of material risk to Manhattan Associates, including operational, financial, legal and regulatory, strategic, competitive and reputational risks. Additionally, senior management is available to address any questions or concerns raised by our Board of Directors on risk management-related and any other matters.

          While our Board of Directors is ultimately responsible for risk oversight at Manhattan Associates, our three Board committees assist our Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management. The Compensation Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.
Executive Officers
          In addition to Peter F. Sinisgalli, the following individuals serve as our executive officers as of December 31, 2009:
          Dennis B. Story, age 46, has served as our Senior Vice President, Chief Financial Officer and Treasurer since joining the Company in March 2006. From February 2006 until he joined the Company, Mr. Story served as the Senior Vice President of Finance for Fidelity National Information Services, Inc. Prior to that, Mr. Story was the Senior Vice President of Finance for Certegy Inc., a financial services company, from 2004 until its merger with Fidelity National Information Services, Inc. in February 2006. Prior to his association with Certegy, Mr. Story served as Chief Financial Officer of NewRoads Inc., a privately-owned logistics provider, from September 2003 to September 2004, and Senior Vice President and Corporate Controller of credit reporting company Equifax Inc. from December 2000 until August 2003.
          Eddie Capel, age 48, has served as our Executive Vice President—Global Operations since January 20, 2009. In this capacity, Mr. Capel is responsible for the Company’s global product management, research and development, and customer support functions. Previously, Mr. Capel served as our Executive Vice President—Global Product Management and Customer Services from January 2008 through January 2009. From January 2005 to January 2007, Mr. Capel served as our Senior Vice President—Global Product Management and Global Customer Services and from January 2004 through January 2005 as our Senior Vice President Product Management. Prior to January 2004, he held various other positions with the Company. Prior to joining Manhattan Associates in June 2000, Mr. Capel held various positions at Real Time Solutions (RTS), including chief operations officer and vice president, operations. He also served as director, operations, with Unarco Automation, an Industrial Automation/Robotics systems integrator. Prior to joining Unarco, Mr. Capel worked as a project manager and system designer for ABB Robotics in the United Kingdom.
          David K. Dabbiere, age 51, has served as Senior Vice President, Chief Legal Officer and Secretary of the Company since August 1998. From March 1998 to August 1998, Mr. Dabbiere served as Vice President, General Counsel and Secretary of the Company. From 1984 to 1998, Mr. Dabbiere was employed by The Procter & Gamble Company, most recently as Associate General Counsel. Mr. Dabbiere was responsible for, among other duties, the intellectual property matters for Procter & Gamble’s Beauty Care and Cosmetic & Fragrances sectors.
          Jeffrey S. Mitchell, age 42, has served as our Executive Vice President, Americas Operations since January 2005. Previously, Mr. Mitchell served as our Executive Vice President — Americas Sales and Marketing from January 2004 to January 2005. From April 1997 to January 2004, Mr. Mitchell held various sales management roles with the Company. From April 1995 until April 1997, Mr. Mitchell was a sales representative for The Summit Group, now a part of CIBER Enterprise Solutions, a provider of supply chain and ERP services. From May 1991 until April 1995, Mr. Mitchell served in various aspects of account management in the employer services division of Automatic Data Processing, Inc., providing outsourced payroll and human resources solutions.
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
          The Company’s executive compensation program is comprised primarily of base salary, short-term cash incentives for achieving financial and operating results, and long-term equity-based incentives for increasing shareholder value over time. The objective of Manhattan’s compensation plan is to be highly performance-oriented, transparent in design, and to minimize exceptions and perquisites.

          The continued deterioration of the U.S. and global economy, and the uncertainty that this creates for business planning purposes, impacted executive compensation decisions for 2009. In January 2009, management recommended and the Committee approved the annual grant of stock options and restricted shares at the same number of shares as the prior year, even though the grant date value of these awards was 40% lower than the prior year. In February 2009 management recommended and the Compensation Committee approved no increases in base salary for any of the Company’s named executive officers. The Company also set, and the Compensation Committee approved, what were believed to be reasonably difficult performance goals for purposes of determining any 2009 short-term cash incentives.
          However, through the first half of 2009, it became apparent that the global economic recession and its impact on the Company was going to be more severe and enduring than originally anticipated. In April 2009, the Company committed to expense reduction initiatives to ensure long-term success, including a reduction to executive base salaries of between 10% and 25%. In June 2009, the Compensation Committee approved a supplemental bonus plan to restore near term performance and retention incentives given that the previously established performance targets under the annual cash incentive plan for 2009 were believed to be unattainable. Target award opportunities under the supplemental bonus plan were 50% of the target award opportunities under the original annual cash incentive plan, with no payout opportunity above target. Ultimately there were no payouts for 2009 performance under the original annual cash incentive plan for the named executive officers (other than Mr. Mitchell, who earned 30% of his Americas’ recognizable license revenue target award opportunity.) However, there were payouts under the supplemental bonus plan equal to 40% of the reduced target award opportunities under the supplemental plan. Overall, the Compensation Committee believes that the resulting total payouts between 20% and 25% of the target award opportunities established at the beginning of the year was reasonable given the Company’s performance.
          In January 2010, management recommended and the Compensation Committee approved increases in base salary for all of the Company’s named executive officers in accordance with the Company’s normal annual salary increase process. The Company has also set, and the Compensation Committee has approved, what are believed to be reasonably difficult performance goals for purposes of determining any 2010 short-term cash incentives. In January 2010, the Compensation Committee approved certain changes to the Company’s historical equity incentive grant practices, with the objective to optimize its performance and retention strength while managing program share usage to improve long-term equity overhang. The changes eliminate stock option awards in favor of 100% restricted stock grants, which for the 2010 awards contain vesting provisions that are 50% service-based and 50% performance-based. The awards have a four year vesting period, with the performance portion tied to annual revenue and adjusted earnings per share targets. Overall, the Compensation Committee believes that these actions are responsible and appropriate given the relevant facts and circumstances, and that the 2010 executive compensation program will remain effective in terms of attracting, retaining and motivating the talented individuals necessary to successfully execute the Company’s near term business plan while also focusing on long-term shareholder value creation.
Determining Executive Compensation
          The Role of the Compensation Committee
          The Committee is responsible for establishing compensation levels for the executive officers of the Company, including the annual bonus plan for executive officers and for administering the Company’s Stock Incentive Plan. The Committee is currently comprised of four non-employee directors: Messrs. Noonan (Chairman), Cassidy, Huntz and Kight. The Committee’s overall objective is to establish a compensation policy that will (i) attract, retain and reward executives who contribute to achieving the Company’s business objectives; (ii) motivate executives to obtain these objectives; and (iii) align the interests of executives with those of the Company’s long-term investors.
          The Role of Independent Consultants
          The Compensation Committee has the authority to hire compensation consultants and other advisors it believes are necessary and appropriate to fulfill its principle duties. In 2008 and 2009, the Compensation Committee hired Pearl Meyer & Partners (PMP) as its independent consultant. PMP reports to and is directed by the Compensation Committee, and provides no other services to the Company. In general, PMP is directed by the Committee to provide periodic updates on market trends and developments, provide relevant and credible market data for assessing pay competitiveness, evaluate the design of our pay programs to ensure strategic, performance, and competitive alignment, and to participate in Committee meetings where substantive executive compensation decisions are being made.

          The Role of Senior Management
          The Chief Executive Officer (“CEO”) generally makes recommendations to the Compensation Committee for compensation adjustments for the named executive officers other than himself. The Chief Financial Officer and Head of Human Resources provide support to the CEO with respect to data, analysis, and advice in formulating specific recommendations. The General Counsel generally attends Compensation Committee meetings, prepares meeting minutes and resolutions, and is available for legal counsel as required.
          The Role of Peer Groups and Survey Data
          The Compensation Committee does consider pay information from other companies when making pay determinations for the Company’s executives, including the named executive officers. However, this is only one of many factors considered by the Compensation Committee when making pay determinations, and the Compensation Committee does not benchmark or target a precise percentile or pay level relative to this information. Instead, the Compensation Committee uses this information as a general guide to determine if the Company’s executive compensation levels in aggregate and by component are within a reasonable range of other similar companies.
          The precise nature of our peer comparison activities varies each year based on the needs of the Company and the Committee in making pay determinations. Generally, the Company’s peer comparison activities include a review of both peer group and survey data. For purposes of determining 2009 compensation, the peer group was comprised of the following companies:
•	ANSYS, Inc.

•	Ariba Inc

•	Aspen Technology, Inc.

•	Borland Software Corp.

•	Digital River, Inc.

•	Dynamics Research Corporation

•	Epicor Software Corp.

•	I2 Technologies, Inc.

•	Informatica Corporation

•	JDA Software Group, Inc.

•	Lawson Software, Inc.

•	MicroStrategy Incorporated

•	Nuance Communications, Inc.

•	Openwave Systems Inc.

•	Progress Software Corporation

•	RealNetworks, Inc.

•	Red Hat, Inc.

•	salesforce.com, Inc.

•	SPSS Inc.

•	Transaction Systems Arch.

•	Wind River Systems, Inc.
          Prior to setting the 2009 compensation strategy for executives and the Company, the Compensation Committee as a normal part of its compensation diligence requested certain data from the Company in connection with its compensation analysis. In addition, the Compensation Committee engaged PMP to provide advice regarding (a) 2009 compensation adjustments, including salary, bonus targets, and equity grants, and (b) advice on its proposal to amend the Company’s stock incentive plan. With regard to 2009 compensation adjustments, PMP reviewed (a) the market analysis prepared by management, and (b) supplemented that analysis with additional market data for salary increase budgets, historical pay and performance alignment, and long-term incentive grant practices. With regard to the Company’s proposal to amend the Company’s stock incentive plan, PMP reviewed (a) the Company’s equity overhang and historical grant rate relative to its peers, (b) evaluated key parameters within which institutional shareholders and advisors tend to support new share requests (i.e. RiskMetrics Group and Glass Lewis), and (c) evaluated the new share parameters and their impact on the organization.
          The Compensation Committee considered these analyses, including comparisons of the Company’s pay levels to the peer group and survey data for each element of compensation and in total. The survey data incorporated into the comparisons was obtained from the Presidio Pay Advisors Executive Compensation Study. The Committee also considered survey data from Mercer Consulting, Towers Watson, Culpepper and Associates and Radford as well as information obtained directly from proxy statements of similarly situated public companies. Both the peer group and survey data included in the comparisons included companies that were comparable with respect to revenue level, industry segment and competitive employment market to the Company. This information was considered by the Compensation Committee along with other relevant information, such as the performance of the Company and of each executive. Recommendations were also presented to the Compensation Committee by the CEO. (No other executive officer has direct input to the Compensation Committee regarding the compensation of the named executive officers.)

          The Role of Economic Conditions and Market Developments
          While the market benchmarks for 2009 compensation planning were generally reliable, the rapid deterioration of economic conditions in the U.S. and globally in the second half of 2008 resulted in many companies revisiting and adjusting compensation increases for 2009. The Company was not immune to the impacts of a rapid macro-economic deceleration as our second half of 2008 started to show signs of deceleration. The timing of closing software transactions was impacted and software sales cycles lengthened, which in turn affected our revenue and earnings per share. In the first half of 2008, our consolidated license revenue increased 1% compared to 2007, whereas there was a 15% growth in the first half of 2007 compared to 2006. In the second half of 2008, license revenue decreased 23% compared to the second half of 2007. With these macro-economic challenges, we revised our revenue outlook based on demand and in October 2008 executed a workforce reduction to align capacity with our demand outlook.
          Based on the lack of forecast visibility and economic uncertainty, the CEO recommended and the Compensation Committee approved no salary increases for any non-promoted employees globally for 2009 including the Company’s named executive officers. The CEO also proposed and the Compensation Committee approved grants of stock options and restricted stock at the same grant level as the prior year. By maintaining a constant grant level, the grant value of the awards to participants was approximately 40% less than the prior year grant value (using the stock price for restricted stock and a Black-Scholes option value for stock options). Although this may have reduced our competitive positioning, the CEO and the Compensation Committee focused primarily on appropriate share usage and performance alignment, especially given concerns that market pay data could not keep up with changing market practices in light of the rapid and significant reduction in stock prices.
          With continued contraction of the global economy in the first quarter of 2009, we further revised our revenue and earnings expectations. In April 2009, we committed to further cost reductions to align capacity with demand eliminating approximately 140 positions primarily in the United States. As part of our cost reduction initiative, to preserve short-term excess capacity to meet potential customer demand returning within twelve months, with the approval of the Compensation Committee as needed, the Company took the following four actions through December 31, 2009: (1) reduced fees paid to the Board of Directors 25% and salaried compensation 25% for the CEO and 10% for the CEO’s direct reports, (2) introduced a furlough program in the U.S. requiring all associates to take eight unpaid vacation days over the balance of 2009, (3) suspended our 401(k) matching contribution, and (4) implemented a number of other cost reduction initiatives.
Principle Elements of Executive Compensation
          The Company compensates executive officers with a combination of salary and incentives designed to focus their efforts on maximizing both the near-term and long-term financial performance of the Company. In addition, the Company’s compensation program rewards individual performance that furthers Company goals. The executive compensation program includes the following: (i) base salary; (ii) incentive bonuses; (iii) long-term equity incentive awards in the form of stock and stock option grants; and (iv) other benefits. Each executive officer’s compensation package is designed to provide an appropriately weighted mix of these elements, which the Company believes cumulatively provide a level of compensation roughly equivalent to that paid by companies of similar size and complexity. As described previously, for 2009 the incentive bonus component consisted of both a regular annual cash incentive plan, pursuant to which there were no payouts for the named executive officers, other than Mr. Mitchell, and a supplemental plan, under which all named executives received a payout equal to 40% of target award opportunities.
          Base Salary. Minimum salaries for the named executive officers, other than the Chief Legal Officer, are established in their employment agreements with the Company. The salaries of the named executive officers are reviewed annually by the Compensation Committee for adjustment. When establishing base salaries of our executive officers for 2009, the Compensation Committee considered survey data and salaries within the peer group, as well as a variety of other factors, including the global macro-economic conditions, market developments, the Company’s past financial performance and future expected performance, the performance of the executives, changes in the executives’ responsibilities, the CEO’s recommendations and cost-of-living and other local geographic considerations in determining base salary, where applicable. Generally, we believe that our executives’ base salaries should be targeted near the median of the range of base salaries for executives in similar positions at comparable companies. The Company does not however tie salaries to the achievement of specific financial performance objectives, as significant portions of the named executive officers’ total compensation—i.e., bonuses and equity compensation—are already based on such objectives.

          While the Compensation Committee considered all of the competitive market compensation benchmarks, based on the lack of forecast visibility and economic uncertainty, the CEO recommended and the Compensation Committee approved no salary increases in 2009 for any non-promoted employees globally including the Company’s named executive officers.
          The actual base salaries paid to the named executive officers in 2009 are disclosed in the Summary Compensation Table.
          Annual Cash Incentive Plan. The purpose of the Company’s short-term incentive plan (its annual cash incentive plan) is to correlate incentive bonuses with the achievement of annual corporate performance. For all named executive officers other than Mr. Mitchell, the short-term incentive opportunity for 2009 was based solely on corporate performance with regard to consolidated revenue and adjusted earnings per share (“adjusted EPS”). In 2009, Mr. Mitchell’s short-term incentive opportunity was based both on corporate performance with regard to consolidated revenue and adjusted EPS and on the Americas region recognizable license revenue. Consolidated revenue is a GAAP (generally accepted accounting principles) financial figure shown on the Company’s income statement. Adjusted EPS is a non-GAAP financial figure and is the Company’s earnings per share after excluding amortization of intangible assets, stock-based compensation expenses, restructuring charges, asset impairment charges, sales tax recoveries, and unusual tax adjustments. Americas’ recognizable license revenue is a GAAP financial figure shown in Note 8, Reporting Segments of the Company’s Notes to Consolidated Financial Statements of the Company’s Form 10-K for the year ended December 31, 2009. In addition, when the Company establishes its annual budget, it does not plan for common stock repurchases. As a result, the earnings per share benefit from common stock repurchases, if applicable, is eliminated from the calculation of the adjusted EPS portion of annual incentives. These definitions were developed to reflect the underlying operating variables while attempting to minimize any unintended consequences. The annual cash incentive plan excludes hardware and other revenue from the annual cash incentive plan targets to better align our revenue and adjusted EPS growth objectives.
          The Company’s management uses non-GAAP measures to manage the business and evaluate its performance. Management believes adjusted EPS results are useful to investors in evaluating the Company’s operating performance on a comparable basis to other software companies. Our management uses these non-GAAP measures to evaluate our financial results, develop budgets and manage expenditures. Before any payouts are made under the bonus plan based on the achievement of Company metrics, the Compensation Committee reviews the results to confirm that the Company metrics have been achieved and the bonus payout percentages have been calculated according to the Company’s annual cash incentive plan.
          Consolidated revenue and adjusted EPS were weighted equally in the calculation of incentive bonuses to the named executive officers for 2009, except with respect to Mr. Mitchell. Half of Mr. Mitchell’s bonus was based on the Company’s consolidated revenue and adjusted EPS (with each measure weighted 25%) and the other half was based on Americas’ recognizable license revenue due to his responsibility for overall license revenues as Executive Vice President, Americas Operations. Individual performance was not a factor in the determination of these incentive bonuses. Individual performance was intentionally excluded from the incentive bonus formula for named executive officers in order to focus and reward the team for collectively achieving the Company’s objectives. The Committee believes that the combination of consolidated revenue, adjusted EPS, and Americas’ recognizable license revenue creates the proper balance for motivating and rewarding profitable growth in the near term that will translate into strong returns for shareholders over the long-term.
          In order for the Company’s executive officers to earn their cash incentive compensation, a minimum percentage of the Company’s targeted incentive goal amounts for consolidated revenue and adjusted EPS, and, in the case of Mr. Mitchell, Americas’ recognizable license revenue must be attained. If these performance goals are not fully attained, named executive officers receive less than their target incentive opportunity. If performance goals are exceeded, executive officers receive more than their target incentive opportunity in the final quarter of the year, as incentive payouts for the first three quarters of the year are capped at 100% of target. No cash incentive bonuses are paid if performance is below a minimum threshold level, and maximum cash incentive bonuses are capped at 200% of the participant’s target incentive opportunity. The percentages of targeted consolidated revenue, adjusted EPS, and, in the case of Mr. Mitchell, Americas’ recognizable license revenue achieved were calculated quarterly, and quarterly payouts were made if the achieved percentages exceeded the respective threshold percentage of both the quarterly prorated and year to date targeted incentive goals.

          The following table provides the 2009 cash incentive payout targets as a percentage of the targeted incentive goals for consolidated revenue and adjusted EPS.
2009 Short-Term Incentive Plan Design

	Company Performance	Participant Incentive
	% of Plan Target	Payout % of Target

Consolidated Revenue
Threshold goal	90%	0%
Target goal achieved	100%	100%
Maximum goal achieved	110%	200%

Adjusted EPS
Threshold goal	80%	0%
Target goal achieved	100%	100%
Maximum goal achieved	120%	200%
Payouts for consolidated revenue and adjusted EPS amounts achieved between threshold goal and target goal and between target goal and maximum goal are calculated on a straight line interpolation basis.
          The following table provides the 2009 cash incentive payout targets as a percentage of Mr. Mitchell’s targeted incentive goals for Americas’ license revenue.
2009 Short-Term Incentive Plan Design

	Company Performance	Participant Incentive
	% of Plan Target	Payout % of Target

Americas’ Recognizable License Revenue
Threshold goal	92%	50%
Target goal achieved	100%	100%
Maximum goal achieved	108%	200%
          Payouts for Americas’ recognizable license revenue amounts achieved between threshold goal and target goal and between target goal and maximum goal are calculated on a quarterly basis.
          In setting performance goals, the Compensation Committee reviews and evaluates the operating plan prepared by senior management as part of its annual budgeting process. In approving performance goals, the Compensation Committee considers the degree of difficulty and probability of achieving the target performance requirements. The annual incentive plan is designed to emphasize the creation of shareholder value through growth in consolidated revenue and adjusted EPS as well as Americas’ recognizable license revenue. The specific bonus targets were selected so that the relative difficulty of achieving the 2009 consolidated revenue, adjusted EPS, and Americas’ recognizable license revenue targets were consistent with prior year approaches in setting performance objectives.
          As part of the annual budgeting process, senior management prepares an annual budget, which considers a variety of factors including but not limited to: global economic trends, supply chain management market information technology investment and growth trends as published by leading industry analysts, the competitive position of our software products, the level of investment in product development to maintain sustainable competitive advantage and historical financial performance. The Company’s goal is to extend its position as a leading global supply chain solutions provider by increasing its revenues faster than its competitors. In connection with setting the annual incentive plan objectives, the Compensation Committee reviewed senior management’s proposed 2009 budget and the critical assumptions underlying it and, based on the collective judgment of the Compensation Committee, approved the budgeted targets. For 2009, these budgeted revenue, adjusted EPS, and Americas’ recognizable license revenue targets were designated the target performance requirements for payouts under the annual incentive plan.

          2009 Supplemental Cash Incentive Plan. Performance targets under the annual cash incentive plan for 2009 were approved by the Compensation Committee on February 5, 2009. At the time the performance goals were approved, the magnitude and duration of the economic recession and its impact on the Company were unknown. However, following the conclusion of first quarter of 2009 and into second quarter of 2009, during which the Company experienced unprecedented declines in revenue resulting from persistent global economic weakness, it became apparent to the Company that the previously approved performance goals for 2009 no longer reflected a reasonable degree of stretch, but were rather considered to be unattainable.
          In order to preserve some component of short-term incentive compensation opportunity for 2009, the CEO proposed and the Compensation Committee approved the supplemental cash incentive plan in June 2009. The supplemental plan was intentionally designed to be separate from the annual plan in order to preserve the integrity of the annual plan. The supplemental plan created a new short-term incentive opportunity for each participant equal to 50% of their original target opportunity under the annual plan (which was the portion of the annual plan that was tied to the original adjusted EPS goal for 2009). Participants could earn between 0% and 100% of these reduced award opportunities based on achieving performance between a revised threshold and target level adjusted EPS. There was no additional upside opportunity (beyond target) provided in the supplemental plan.
          For the year ending December 31, 2009, the Company’s revenue declined by $90.5 million, or 27%, but adjusted operating profits only declined by $11.2 million. Our expense management yielded an actual adjusted EPS of $0.96. Based on straight-line interpolation between threshold and target, this yielded payouts at 40% of the target award opportunity under the supplemental plan. This equates to a payout equal to 20% of the original target award opportunity under the regular annual plan (i.e. 40% of 50%).
          The actual incentive payouts as a percent of target were between 20% to 25% for 2009, 26% to 52% for 2008, and 97% for 2007. The fact that incentive targets have not been fully achieved for the past three years leads the Committee to believe that performance requirements have been reasonably set for incentive purposes.
          The following table sets forth each named executive officer’s full year bonus targets, payout amounts and payout percentages earned in 2009:

		2009 Short-Term Incentive Plan Payout vs. Target(1)
Name	Title	Target	Payout	Payout %
Peter F. Sinisgalli	President, Chief Executive Officer and Director	$460,000	$92,000	20%
Dennis B. Story	SVP, Chief Financial Officer and Treasurer	195,000	39,000	20%
Eddie Capel	EVP, Global Operations	208,000	41,600	20%
David K. Dabbiere	SVP, Chief Legal Officer and Secretary	155,000	31,000	20%
Jeffrey S. Mitchell	EVP, Americas Operations	450,000	110,646	25%

(1)	Includes annual and supplemental cash incentive plans
          The Compensation Committee retains the right to exercise discretion to either increase or decrease a participant’s incentive bonus under the short-term incentive plan. The Compensation Committee did not exercise this right with regard to incentive bonuses for executive officers in 2008 or 2009.
          Discretionary Bonuses. In January 2008, the CEO recommended and the Compensation Committee reviewed and approved a $10,000 discretionary bonus for Mr. Dabbiere based on the successful management of the Company’s human resources organization during a transition of executive leadership. Mr. Dabbiere’s bonus amount was determined based on a level commensurate with his contribution. In February 2009, the CEO recommended and the Compensation Committee reviewed and approved a discretionary bonus of $56,250 for Mr. Mitchell based on his additional leadership efforts in achieving competitive wins in strategic deals greater than $1 million in license revenue in a difficult selling environment in the second half of 2008 due to rapid decline in the global macro-economic environment. The bonus award amount was equal to 25% of the maximum amount payable under Mr. Mitchell’s 2008 license revenue short-term incentive plan.

          Equity Incentives. Stock incentives are used by the Company for payment of long-term compensation to provide a stock-based incentive to improve the Company’s financial performance and to assist in the recruitment, retention and motivation of professional, managerial and other personnel. Generally, stock incentives are granted to executive officers from time to time based primarily upon the individual’s actual and/or potential contributions to the Company and the Company’s financial performance. Stock incentives are designed to align the interests of the Company’s executive officers with those of its shareholders by encouraging executive officers to enhance the value of the Company, the price of the Common Stock, and hence, the shareholders’ return. In addition, the vesting of stock incentives over a period of time is designed to create an incentive for the individual to remain with the Company. The Company has historically granted options and restricted stock to the executives on an ongoing basis to provide continuing incentives to the executives to meet future performance goals and to remain with the Company, although in early 2010, the Compensation Committee determined to transition to an all-restricted stock program, as described in further detail below.
          Equity-based compensation is an important and significant component of executive compensation at the Company. In setting the form and level of equity grants for named executive officers, the Compensation Committee considers a variety of factors including:
•	Market competitive levels of total compensation

•	Market competitive levels of equity-based compensation

•	The Company’s recent performance and trends

•	The executive’s recent performance and potential future contribution

•	The retention strength of previously granted outstanding awards

•	The resulting annual grant rate from aggregate awards

•	The resulting availability of shares under shareholder approved equity plans

•	The resulting cost to the Company
          Through 2009, the Compensation Committee determined that a long-term incentive program that relied on a blend of 75% stock options and 25% restricted stock was effective due to the following factors:
•	More closely reflects competitive market practices

•	Retains a strong performance orientation and direct shareholder alignment

•	Improves the retention strength of the program compared to a program that relies 100% on stock options

•	Reduces annual share usage (dilution) compared to a program that relies 100% on stock options, since restricted shares are granted in smaller amounts than options

•	Better aligns company cost and participant retention
          During the fiscal year ended December 31, 2009, an aggregate of 62,667 shares of restricted Common Stock and options to purchase 188,000 shares of Common Stock were granted to the Company’s named executive officers. In considering grant levels for named executive officers, other than the CEO, in 2009, the Compensation Committee established a target award based on its deliberations, independent reviews, knowledge and consultations and the compensation surveys, as well as the global macro-economic conditions, market developments, the Company’s past financial performance and future expected performance, the performance of the executives, changes in the executives’ responsibilities, the CEO’s recommendations and cost-of-living and other local geographic considerations in determining base salary, where applicable. These grant guidelines are share-denominated. In approving grant levels for the named executive officers, the Compensation Committee also reviewed aggregate grant levels for all recipients in order to ensure that the annual grant rate was within competitive norms and sustainable over time. The Compensation Committee ultimately approved grants of stock options and restricted stock at the same grant level as the prior year. By maintaining a constant grant level, the grant value of the awards to participants was approximately 40% less than the prior year grant value (using the stock price for restricted stock and a Black-Scholes option value for stock options).
          In considering grant levels for the CEO in 2007, the Compensation Committee acted within the context of negotiating a renewal of his employment contract. Given the CEO’s strong leadership and performance, securing his services for subsequent years was a high priority of the Compensation Committee and the Board. To assist in developing a competitive and effective employment offer, including equity-based compensation, the Compensation Committee engaged Mercer Human Resource Consulting. In consultation with Mercer, the Compensation Committee established equity grant levels for 2007 that were deemed advisable to secure the CEO’s employment through April 12, 2012. Mr. Sinisgalli continues to be eligible to receive annual long-term incentives at the discretion of the Compensation Committee in accordance with the factors considered by the Committee for grants to the named executive officers generally, as described above.
          As discussed above, in January 2010, the Compensation Committee approved certain changes to the Company’s historical equity incentive grant practices, with the objective to optimize its performance and retention strength while managing program share usage to improve long-term equity overhang. The changes eliminate stock option awards in favor of 100% restricted stock grants, of which 50% of the awards are service-based and 50% performance-based. The awards have a four year vesting period for both service and performance based grants, with the performance portion tied to annual revenue and adjusted earnings per share targets.
          The Committee intends to review the form and level of equity grants to named executive officers in future years relative to the factors cited above. There is no precise formula or weighting applied to these factors as changing business conditions, competitive market practices and regulations necessitate differing priorities to maximize effectiveness while minimizing cost and dilution.
          Other Benefits. Benefits offered to the Company’s executive officers are provided to serve as a safety net of protection against the financial catastrophes that can result from illness, disability or death. Benefits offered to the Company’s executive officers are substantially the same as those offered to all of the Company’s regular employees.
          The Company’s tax-qualified deferred compensation 401(k) Savings Plan (the “401(k) Plan”) covers all of the Company’s eligible full-time employees. Under the 401(k) Plan, participants may elect to contribute, through salary reductions, up to 60% of their annual compensation subject to a maximum of $15,500. Historically, the Company provided additional matching contributions in the amount of 50% up to the first 6% of salary contributed under the 401(k) Plan. During the second quarter of 2009, the Company suspended its 401(k) matching contribution for the remainder of 2009 and full year 2010. The 401(k) Plan is designed to qualify under Section 401 of the Internal Revenue Code so that the contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company will be deductible by the Company when made.
Compensation of the Chief Executive Officer and Executive Vice President—Americas Operations
          The Committee annually reviews the performance and compensation of the CEO, in addition to each of the other named executive officers, based on its assessment of his past performance and its expectation of his future contributions to the Company’s performance.
          The Compensation Committee determined to set compensation levels for the CEO and the Executive Vice President—Americas Operations higher than the other named executive officers because they had the potential to make, and did make, the greatest impact on our business and financial results. The CEO, Mr. Sinisgalli, among other responsibilities, bears the responsibility for ensuring that the Company is healthy and profitable as a whole. Mr. Mitchell, the Executive Vice President—Americas Operations, is responsible for all of the Company’s Americas revenues, which generally comprise about 80% of the Company’s total revenues and which are crucial to the success and health of the Company.
          For the fiscal year ending December 31, 2009, Mr. Sinisgalli’s compensation included a salary of $383,333 and a cash incentive bonus of $92,000 based on certain financial criteria of the Company discussed above. The Committee believes the compensation paid to Mr. Sinisgalli and each of the other named executive officers was reasonable.
Employment Agreements
          Mr. Sinisgalli is party to an employment agreement with the Company. In July 2007, the Compensation Committee approved a modification to Mr. Sinisgalli’s employment agreement, extending the term of the original agreement to April 12, 2012. Under the agreement as modified, Mr. Sinisgalli is entitled to receive an annual base salary of $440,000 (prorated for any year of partial service) and a performance-related bonus targeted at $450,000 per year based on specific criteria as stated in his employment agreement. The amount of salary and bonus to be received by Mr. Sinisgalli may be increased annually at the discretion of the Board of Directors, in regard to salary, and the Compensation Committee, in regard to bonuses. In 2010, the Company intends to pay Mr. Sinisgalli a base salary of $474,000 and a target performance-related bonus of $474,000. In

2009, Mr. Sinisgalli received options to purchase 60,000 shares of the Company’s Common Stock and 20,000 shares of Restricted Stock, which each vest in 16 equal quarterly installments beginning April 2, 2009. All of the unvested options and restricted shares will vest if after a change in control, Mr. Sinisgalli’s employment is terminated other than for cause or constructively terminated, if such termination or constructive termination occurs within two years of the change of control. Under the agreement, Mr. Sinisgalli has agreed to assign to the Company all patents, copyrights and other intellectual property developed by him in the course of his employment. In addition, Mr. Sinisgalli has agreed not to solicit the Company’s customers for a period of one year following any termination. In the event of termination of his employment other than for cause or at the expiration of the agreement’s term, Mr. Sinisgalli is eligible to receive eighteen months of his then current base salary, including COBRA payments for Mr. Sinisgalli’s family medical and dental coverage, and will have 90 days in which to exercise his vested stock options.
          Mr. Story is party to an employment agreement with the Company pursuant to which he is entitled to receive an annual base salary of $255,000, with a performance-related bonus targeted at $178,500 per year based on specific criteria as stated in his employment agreement. The amount of salary and bonus to be received by Mr. Story may be increased annually at the discretion of the CEO or the Board of Directors. In 2009, the Company paid Mr. Story a base salary of $256,667 and a target performance-related bonus of $39,000. In 2010, the Company intends to pay Mr. Story a base salary of $300,000 and a performance related bonus targeted at $200,000. In 2009, Mr. Story received stock option grants to purchase a total of 21,000 shares of Common Stock and 7,000 shares of Restricted Stock, which each vest in four equal annual installments beginning January 2, 2010. All of the unvested options and restricted shares will vest if after a change in control, Mr. Story’s employment is terminated other than for cause or constructively terminated, if such termination or constructive termination occurs within two years of the change in control. Under the employment agreement, Mr. Story has agreed to assign to the Company all patents, copyrights and other intellectual property developed by him in the course of his employment. Mr. Story has agreed not to solicit the Company’s customers for a period of one year following any termination. Under his Severance and Non-Competition Agreement, Mr. Story is eligible to receive twelve months of his then current base salary in the event of termination as defined in the agreement. In addition to salary payments, Mr. Story is entitled to receive a prorated portion of the bonus earned through the termination date and one year of COBRA payments for Mr. Story’s family medical and dental coverage. Severance payments are payable in twelve equal monthly installments from date of termination. Mr. Story will have 90 days in which to exercise his vested stock options.
          Mr. Capel is party to a severance and noncompetition agreement pursuant to which in the event of termination of employment (as defined in his severance and noncompetition agreement), Mr. Capel is eligible to receive twelve months of his then current base salary, payable in twelve equal monthly installments from date of termination, including COBRA payments for Mr. Capel’s family medical and dental coverage. All of his unvested options and restricted shares will vest if after a change in control, Mr. Capel’s employment is terminated or constructively terminated, other than for cause, if such termination or constructive termination occurs within two years of the change of control. In 2009, the Company paid Mr. Capel a base salary of $291,200 and a target performance-related bonus of $41,600. In 2010, the Company intends to pay Mr. Capel a base salary of $335,000 and a performance related bonus targeted at $225,000. In 2009, Mr. Capel received options to purchase 42,000 shares of the Company’s Common Stock and 14,000 shares of Restricted Stock, which each vest in four equal annual installments beginning January 2, 2010. Under the agreement, Mr. Capel has agreed to assign to the Company all patents, copyrights and other intellectual property developed by him in the course of his employment. In addition, Mr. Capel has agreed not to solicit the Company’s customers for a period of one year following any termination. Further, Mr. Capel will have 30 days in which to exercise his vested stock options.
          Mr. Dabbiere is party to a severance and noncompetition agreement pursuant to which in the event of termination of employment (as defined in his severance and noncompetition agreement), Mr. Dabbiere is eligible to receive twelve months of his then current base salary, payable in twelve equal monthly installments from date of termination, including COBRA payments for Mr. Dabbiere’s family medical and dental coverage. All of his unvested options and restricted shares will vest if after a change in control, Mr. Dabbiere’s employment is terminated or constructively terminated, other than for cause, if such termination or constructive termination occurs within two years of the change of control. In 2009, the Company paid Mr. Dabbiere a base salary of $224,000 and a target performance-related bonus of $31,000. In 2010, the Company intends to pay Mr. Dabbiere a base salary of $245,000 and a performance related bonus targeted at $160,000. In 2009, Mr. Dabbiere received options to purchase 15,000 shares of the Company’s Common Stock and 5,000 shares of Restricted Stock, which each vest in four equal annual installments beginning January 2, 2010. Under the agreement, Mr. Dabbiere has agreed to assign to the Company all patents, copyrights and other intellectual property developed by him in the course of his employment. In addition, Mr. Dabbiere has agreed not to solicit the Company’s customers for a period of one year following any termination. Further, Mr. Dabbiere will have 30 days in which to exercise his vested stock options.

          Mr. Mitchell is party to a separation and noncompetition agreement and an employment agreement with the Company pursuant to which he is entitled to receive an annual base salary of $250,000, with a performance-related bonus targeted at $390,000 per year based on specific objectives and subjective criteria as stated in his employment agreement. The amount of salary and bonus to be received by Mr. Mitchell may be increased annually at the discretion of the CEO, President or the Board of Directors, in regard to salary, and at the sole discretion of the Company, in regard to bonuses. In 2009, the Company paid Mr. Mitchell a base salary of $317,333, a target performance-related bonus of $110,646. In 2010, the Company intends to pay Mr. Mitchell a base salary of $350,000 and a target performance-related bonus of $350,000. In 2009, Mr. Mitchell received options to purchase 50,000 shares of the Company’s Common Stock and 16,667 shares of Restricted Stock, which each vest in four equal annual installments beginning January 2, 2010. All of the unvested options and restricted shares will vest if after a change in control, Mr. Mitchell’s employment is terminated other than for Cause or constructively terminated, if such termination or constructive termination occurs within two years of the change in control. Under the agreement, Mr. Mitchell has agreed to assign to the Company all patents, copyrights and other intellectual property developed by him in the course of his employment. In addition, Mr. Mitchell has agreed not to solicit the Company’s customers for a period of two years following any termination. In the event of termination of employment (as defined in his separation and noncompetition agreement), Mr. Mitchell is eligible to receive twelve months of his then current base salary, payable in twelve equal monthly installments from date of termination, including COBRA payments for Mr. Mitchell’s family medical and dental coverage. Further, Mr. Mitchell will have 30 days from the date of any termination in which to exercise his vested stock options.
Policy with Respect to Qualifying Compensation for Deductibility
          Section 162(m) of the Internal Revenue Code imposes a limit on tax deductions for annual compensation (other than performance-based compensation) in excess of one million dollars paid by a corporation to its Chief Executive Officer and its other three most highly compensated executive officers. The Compensation Committee considers tax deductibility when making its decisions regarding executive compensation but reserves the right to award nondeductible compensation when appropriate to accomplish other compensation objectives. The Committee will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.
Limitation of Liability and Indemnification of Officers and Directors
          The Company’s Articles of Incorporation provide that the liability of the directors to the shareholders for monetary damages shall be limited to the fullest extent permissible under Georgia law. This limitation of liability does not affect the availability of injunctive relief or other equitable remedies.
          The Company’s Bylaws provide that the Company will indemnify each of its officers, directors, employees and agents to the extent that he or she is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative because he or she is or was a director, officer, employee or agent of the Company, against reasonable expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding; provided, however, that no indemnification shall be made for:
•	any appropriation, in violation of his or her duties, of any business opportunity of the Company;

•	acts or omissions that involve intentional misconduct or a knowing violation of law;

•	any liability under Section 14-2-832 of the Georgia Business Corporation Code, which relates to unlawful payments of dividends and unlawful stock repurchases and redemptions; or

•	any transaction from which he or she derived an improper personal benefit.
          The Company has entered into indemnification agreements with certain executive officers and directors providing indemnification similar to that provided in the Bylaws.

EXECUTIVE COMPENSATION
     The following table sets forth, for the three years ended December 31, 2009, the total compensation paid to or earned by the named executive officers:

						Non-Equity
Name and Principal				Stock	Option	Incentive Plan	All Other
Position	Year	Salary	Bonus(1)	Awards(2)	Awards(2)	Compensation(3)	Compensation(4)	Total
Peter F. Sinisgalli	2009	$383,333	$—	$310,600	$303,600	$92,000	$8,294	$1,097,827
President, Chief Executive	2008	460,000	—	515,000	481,800	238,050	10,367	1,705,217
Officer and Director	2007	440,000	—	2,497,577	2,663,100	447,263	8,970	6,056,910
Dennis B. Story	2009	$256,667	$—	$108,710	$106,260	$39,000	$2,750	$513,387
Senior Vice President, Chief	2008	275,000	—	180,250	168,630	100,913	7,750	732,543
Financial Officer and Treasurer	2007	265,000	—	211,120	249,690	179,450	7,750	913,010
Eddie Capel	2009	$291,200	$—	$217,420	$212,520	$41,600	$2,790	$765,530
Executive Vice President -	2008	300,000	—	257,500	240,900	103,500	5,467	907,367
Global Operations	2007	270,000	—	271,440	321,030	184,600	5,225	1,052,295
David K. Dabbiere	2009	$224,000	$—	$77,650	$75,900	$31,000	$2,400	$410,950
Senior Vice President, Chief	2008	240,000	—	128,750	120,450	80,213	10,348	579,761
Legal Officer and Secretary	2007	225,000	10,000	150,800	178,350	145,500	10,189	719,839
Jeffrey S. Mitchell	2009	$317,333	$—	$258,839	$253,000	$110,646	$7,716	$947,534
Executive Vice President -	2008	340,000	56,250	429,175	401,500	116,438	7,617	1,350,980
Americas Operations	2007	325,000	—	502,677	594,500	436,800	9,219	1,868,196

(1)	This column represents the discretionary cash bonuses described “Compensation Discussion and Analysis” above.

(2)	These columns represent the aggregate grant date fair value for stock and option awards in accordance with the stock compensation topic in the FASB Codification. These award fair values have been determined based on the assumptions set forth in the Company’s 2009 Annual Report on Form 10-K (Note 2, Stock-Based Compensation).

(3)	Represent amounts earned in the applicable year, regardless of whether such amounts were paid prior to the end of such year.

(4)	In accordance with the rules of the Securities and Exchange Commission, other compensation received in the form of perquisites and other personal benefits have been omitted because the aggregate amount of such perquisites and other personal benefits for each of the named executive officers was less than $10,000 in the fiscal year. The amounts in this column represent the 401(k) match and tax withholding paid by the Company on behalf of named executive officers.
Grants of Plan-Based Awards
     The following table provides additional information about our 2009 annual and supplemental bonus plans, and about stock and option awards granted to our named executive officers during the year ended December 31, 2009.

Grants of Plan-Based Awards
						All Other Stock	All Other Option
						Awards: Number of	Awards: Number of
						Shares of Stock or	Securities Underlying	Exercise or Base	Grant Date Fair
			Estimated Future Payouts Under Non-Equity Incentive			Units(2)	Options(3)	Price of Option	Value of Stock and
			Plan Awards(1)			(#)	(#)	Awards ($/sh)	Option Awards
			Threshold	Target	Maximum
Name	Approval Date	Grant Date	($)	($)	($)
Peter F. Sinisgalli	1/14/2009	1/19/2009	$—	$—	$—	20,000	60,000	$15.53	$614,200
	2/5/2009		—	460,000	920,000	—	—	—	—
	6/16/2009		—	230,000	—	—	—	—	—
Dennis B. Story	1/14/2009	1/19/2009	—	—	—	7,000	21,000	15.53	214,970
	2/5/2009		—	195,000	390,000	—	—	—	—
	6/16/2009		—	97,500	—	—	—	—	—
Eddie Capel	1/14/2009	1/19/2009	—	—	—	14,000	42,000	15.53	429,940
	2/5/2009		—	208,000	416,000	—	—	—	—
	6/16/2009		—	104,000	—	—	—	—	—
David K. Dabbiere	1/14/2009	1/19/2009	—	—	—	5,000	15,000	15.53	153,550
	2/5/2009		—	155,000	310,000	—	—	—	—
	6/16/2009		—	77,500	—	—	—	—	—
Jeffrey S. Mitchell	1/14/2009	1/19/2009	—	—	—	16,667	50,000	15.53	511,839
	2/5/2009		—	450,000	900,000	—	—	—	—
	6/16/2009		—	225,000	—	—	—	—	—

(1)	The 2/5/2009-approved award represents the Company’s regular annual cash incentive plan threshold, target and maximum awards for 2009. As described in more detail above under “Compensation Discussion and Analysis,” no payouts for the named executive officers, other than Mr. Mitchell, were made in 2009 pursuant to the annual plan.

The 6/16/2009-approved award represents the Company’s supplemental cash incentive plan threshold and target awards for 2009 (no above-target incentives were payable under the supplemental plan). As described in “Compensation Discussion and Analysis,” the supplemental plan was established to restore near term performance and retention incentives after it became evident that, due to economic deterioration, the performance targets under the annual plan would be largely unattainable. The named executive officers earned payouts under the supplemental plan equal to 40% of the target award opportunities.

The actual cash incentives paid to the named executive officers for 2009 pursuant to the plans are set forth in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(2)	This column represents restricted stock granted to the executives during 2009 pursuant to the Company’s 2007 Stock Incentive Plan.

(3)	This column represents stock options granted to the executives during 2009 pursuant to the Company’s 2007 Stock Incentive Plan.
Outstanding Equity Awards at Fiscal Year-End
     The following table summarizes the equity awards we have made to our named executive officers that are outstanding as of December 31, 2009. The market value of unvested stock awards is determined based on the closing stock price of $24.04 on December 31, 2009.

Outstanding Equity Awards at Fiscal Year End
		Option Awards(1)					Stock Awards(2)
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
								Awards:	Payout
								Number of	Value of
								Unearned	Unearned
						Number of	Market	Shares,	Shares,
		Number of	Number of			Shares or	Value of	Units Or	Units or
		Securities	Securities			Units of	Shares or	Other	Other
		Underlying	Underlying			Stock	Units of	Rights	Rights
		Unexercised	Unexercised	Option	Option	That Have	Stock that	That Have	That Have
	Grant	Options (#)	Options (#)	Exercise	Expiration	Not Vested	have not	Not Vested	Not Vested
Name	Date	Exerciseable	Unexerciseable	Price ($)	Date	(#)	Vested ($)	(#)	($)
Peter F. Sinisgalli	3/16/2004	392,846	—	$27.95	3/16/2014	—	$—	—	$—
	3/16/2004	7,154	—	27.95	3/16/2014	—	—	—	—
	1/5/2005	100,000	—	22.28	1/5/2015	—	—	—	—
	11/29/2005	50,000	—	21.98	11/29/2012	—	—	—	—
	1/4/2006	46,875	3,125	21.20	1/4/2013	—	—	—	—
	1/4/2007	34,375	15,625	30.16	1/4/2014	5,209	125,224	—	—
	2/1/2007	6,875	3,125	28.07	2/1/2014	1,042	25,050	—	—
	7/19/2007	87,500	112,500	28.52	7/19/2014	37,501	901,524	—	—
	1/2/2008	26,250	33,750	25.75	1/2/2015	11,250	270,450	—	—
	1/19/2009	11,250	48,750	15.53	1/19/2016	16,250	390,650	—	—

Dennis B. Story	3/16/2006	131,250	43,750	$21.54	3/16/2013	—	$—	—	$—
	1/4/2007	10,500	10,500	30.16	1/4/2014	3,500	84,140	—	—
	1/2/2008	5,250	15,750	25.75	1/2/2015	5,250	126,210	—	—
	1/19/2009	—	21,000	15.53	1/19/2016	7,000	168,280	—	—

Eddie Capel	6/7/2000	7,500	—	$18.75	6/7/2010	—	$—	—	$—
	11/30/2000	10,000	—	38.98	11/30/2010	—	—	—	—
	7/12/2001	15,000	—	28.83	7/12/2011	—	—	—	—
	12/17/2001	10,000	—	27.41	12/17/2011	—	—	—	—
	1/23/2002	6,000	—	26.65	1/23/2012	—	—	—	—
	9/6/2002	10,000	—	19.54	9/6/2012	—	—	—	—
	12/27/2002	8,000	—	24.70	12/27/2012	—	—	—	—
	12/16/2003	15,000	—	27.77	12/16/2013	—	—	—	—
	1/5/2005	35,000	—	22.28	1/5/2015	—	—	—	—
	11/29/2005	17,500	—	21.98	11/29/2012	—	—	—	—
	1/4/2006	13,125	4,375	21.20	1/4/2013	—	—	—	—
	1/4/2007	13,500	13,500	30.16	1/4/2014	4,500	108,180	—	—
	1/2/2008	7,500	22,500	25.75	1/2/2015	7,500	180,300	—	—
	1/19/2009	—	42,000	15.53	1/19/2016	14,000	336,560	—	—

David K. Dabbiere	11/30/2000	5,000	—	$38.98	11/30/2010	—	$—	—	$—
	12/17/2001	6,000	—	27.41	12/17/2011	—	—	—	—
	11/15/2002	15,000	—	26.20	11/15/2012	—	—	—	—
	12/16/2003	15,000	—	27.77	12/16/2013	—	—	—	—
	5/3/2004	20,000	—	26.87	5/3/2014	—	—	—	—

Outstanding Equity Awards at Fiscal Year End (continue)
		Option Awards(1)				Stock Awards(2)
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
								Awards:	Payout
								Number of	Value of
								Unearned	Unearned
						Number of	Market	Shares,	Shares,
		Number of	Number of			Shares or	Value of	Units Or	Units or
		Securities	Securities			Units of	Shares or	Other	Other
		Underlying	Underlying			Stock	Units of	Rights	Rights
		Unexercised	Unexercised	Option	Option	That Have	Stock that	That Have	That Have
	Grant	Options (#)	Options (#)	Exercise	Expiration	Not Vested	have not	Not Vested	Not Vested
Name	Date	Exerciseable	Unexerciseable	Price ($)	Date	(#)	Vested ($)	(#)	($)
David K. Dabbiere (cont.)	1/5/2005	12,500	—	22.28	1/5/2015	—	—	—	—
	11/29/2005	9,375	—	21.98	11/29/2012	—	—	—	—
	1/4/2006	9,375	3,125	21.20	1/4/2013	—	—	—	—
	1/4/2007	7,500	7,500	30.16	1/4/2014	2,500	60,100	—	—
	1/2/2008	3,750	11,250	25.75	1/2/2015	3,750	90,150	—	—
	1/19/2009	—	15,000	15.53	1/19/2016	5,000	120,200	—	—

Jeffrey S. Mitchell	11/30/2000	15,730	—	$38.98	11/30/2010	—	$—	—	$—
	11/30/2000	4,270	—	38.98	11/30/2010	—	—	—	—
	7/12/2001	10,000	—	28.83	7/12/2011	—	—	—	—
	12/17/2001	21,000	—	27.41	12/17/2011	—	—	—	—
	1/23/2002	15,000	—	26.65	1/23/2012	—	—	—	—
	6/12/2002	10,000	—	25.31	6/12/2012	—	—	—	—
	7/22/2002	10,000	—	18.85	7/22/2012	—	—	—	—
	9/6/2002	30,000	—	19.54	9/6/2012	—	—	—	—
	12/27/2002	16,000	—	24.70	12/27/2012	—	—	—	—
	6/6/2003	25,000	—	28.06	6/6/2013	—	—	—	—
	12/11/2003	100,000	—	26.64	12/11/2013	—	—	—	—
	1/5/2005	100,000	—	22.28	1/5/2015	—	—	—	—
	11/29/2005	50,000	—	21.98	11/29/2012	—	—	—	—
	1/4/2006	37,500	12,500	21.20	1/4/2013	—	—	—	—
	1/4/2007	25,000	25,000	30.16	1/4/2014	8,334	200,349	—	—
	1/2/2008	12,500	37,500	25.75	1/2/2015	12,501	300,524	—	—
	1/19/2009	—	50,000	15.53	1/19/2016	16,667	400,675	—	—

(1)	Stock options become exercisable in accordance with the vesting schedule below:

Option Awards Vesting Schedule
Name	Grant Date	Vesting(A)
Peter F. Sinisgalli	3/16/2004	6.25% per quarter until accelerated in December 2005
	1/5/2005	6.25% per quarter until accelerated in December 2005
	11/29/2005	Vested immediately with sale restrictions lapsing 25% per year for 4 years
	1/4/2006	6.25% per quarter for 4 years
	1/4/2007	6.25% per quarter for 4 years
	2/1/2007	6.25% per quarter for 4 years
	7/19/2007	6.25% per quarter for 4 years
	1/2/2008	6.25% per quarter for 4 years
	1/19/2009	6.25% per quarter for 4 years
Dennis B. Story	3/16/2006	25% per year for 4 years
	1/4/2007	25% per year for 4 years
	1/2/2008	25% per year for 4 years
	1/19/2009	25% per year for 4 years
Eddie Capel	6/7/2000	25% per year for 4 years
	11/30/2000	25% per year for 4 years
	7/12/2001	50% on 7/31/2003 and 7/31/2004
	12/17/2001	1/3 per year for 3 years
	1/23/2002	50% on 1/23/2004 and 1/23/2005
	9/6/2002	25% per year for 4 years
	12/27/2002	25% per year for 4 years until accelerated in December 2005
	12/16/2003	25% per year for 4 years until accelerated in December 2005
	1/5/2005	100% on 12/31/2005
	11/29/2005	100% on 12/31/2005
	1/4/2006	25% per year for 4 years
	1/4/2007	25% per year for 4 years
	1/2/2008	25% per year for 4 years
	1/19/2009	25% per year for 4 years
David K. Dabbiere	11/30/2000	25% per year for 4 years
	12/17/2001	25% per year for 4 years
	11/15/2002	25% per year until accelerated in December 2005
	12/16/2003	25% per year until accelerated in December 2005
	5/3/2004	25% per year until accelerated in December 2005
	1/5/2005	50% per year until accelerated in December 2005
	11/29/2005	Vested immediately with sale restrictions lapsing 25% per year for 4 years
	1/4/2006	25% per year for 4 years
	1/4/2007	25% per year for 4 years
	1/2/2008	25% per year for 4 years
	1/19/2009	25% per year for 4 years
Jeffrey S. Mitchell	11/30/2000	25% per year for 4 years
	7/12/2001	100% on 12/31/03
	12/17/2001	1/3 per year for 3 years
	1/23/2002	50% on 1/23/2004 and 1/23/2005
	6/12/2002	50% on 6/30/2004 and 6/30/2005
	7/22/2002	100% after 5 years
	9/6/2002	1/3 per year for 3 years
	12/27/2002	25% per year for 3 years until accelerated in December 2005
	6/6/2003	1/3 per year for 3 years until accelerated in December 2005
	12/11/2003	8.33% per quarter until accelerated in December 2005
	1/5/2005	50% per year until accelerated in December 2005
	11/29/2005	Vested immediately with sale restrictions lapsing 25% per year for 4 years
	1/4/2006	25% per year for 4 years
	1/4/2007	25% per year for 4 years
	1/2/2008	25% per year for 4 years
	1/19/2009	25% per year for 4 years

(A)	During the fourth quarter of 2005, the Board of Directors approved an Option Acceleration Agreement that accelerated the vesting of unvested stock options held by our employees with an exercise price of $22.09 or higher. The accelerated vesting affected options for approximately 765 option holders, representing 1.9 million shares of our common stock. In order to prevent unintended personal benefits to individuals resulting from the accelerated vesting of options, we imposed sales restrictions on shares acquired upon exercise of these options that parallel the vesting requirements of the original options. These sales restrictions on the shares acquired continue following termination of employment until the original vesting dates are reached.

(2)	Restricted Stock vests in accordance with the schedule below:

Stock Awards Vesting Schedule
Name	Grant Date	Vesting
Peter F. Sinisgalli	1/4/2007	6.25% per quarter for 4 years
	2/1/2007	6.25% per quarter for 4 years
	7/19/2007	6.25% per quarter for 4 years
	1/2/2008	6.25% per quarter for 4 years
	1/19/2009	6.25% per quarter for 4 years
Dennis B. Story	1/4/2007	25% per year for 4 years
	1/2/2008	25% per year for 4 years
	1/19/2009	25% per year for 4 years
Eddie Capel	1/4/2007	25% per year for 4 years
	1/2/2008	25% per year for 4 years
	1/19/2009	25% per year for 4 years
David K. Dabbiere	1/4/2007	25% per year for 4 years
	1/2/2008	25% per year for 4 years
	1/19/2009	25% per year for 4 years
Jeffrey S. Mitchell	1/4/2007	25% per year for 4 years
	1/2/2008	25% per year for 4 years
	1/19/2009	25% per year for 4 years
Option Exercises and Stock Vested Table
     The following Option Exercises and Stock Vested table provides additional information about the value realized by the named executive officers on option award exercises and stock award vesting during the year ended December 31, 2009.

Option Exercises and Stock Vested
	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise	Exercise	Vesting	Vesting
Peter F. Sinisgalli	—	$—	30,416	$517,678
Dennis B. Story	—	—	3,500	56,035
Eddie Capel	—	—	4,750	76,048
David K. Dabbiere	—	—	2,500	40,025
Jeffrey S. Mitchell	—	—	8,333	133,411
Potential Payments Upon Termination or Change-in-Control
     The table below reflect amounts that would become payable to our named executive officers under existing employment agreements and severance and non-competition agreements assume that such termination or change in control was effective as of December 31, 2009.

			Value of
	Cash		Accelerated		Health
	Severance		Stock Vesting		Benefits
Peter F. Sinisgalli
Termination without cause or constructive termination	$575,000	(1)	$—		$21,196	(1)
Change of control with termination without cause or constructive termination	575,000	(1)	2,136,636	(3)	21,196	(1)

Dennis B. Story
Termination without cause or constructive termination	256,667	(2)	—		14,130	(2)
Change of control with termination without cause or constructive termination	256,667	(2)	666,715	(3)	14,130	(2)

Eddie Capel
Termination without cause	291,200	(2)	$—		14,130	(2)
Change of control with termination without cause or constructive termination	291,200	(2)	994,885	(3)	14,130	(2)

David K. Dabbiere
Termination without cause	224,000	(2)	—		14,130	(2)
Change of control with termination without cause or constructive termination	224,000	(2)	406,975	(3)	14,130	(2)

Jeffrey S. Mitchell
Termination without cause or constructive termination	317,333	(2)	—		14,130	(2)
Change of control with termination without cause or constructive termination	317,333	(2)	1,362,548	(3)	14,130	(2)

(1)	Mr. Sinisgalli’s severance and non-competition agreement provides for the payment of 18 months of his then current base salary and 18 months of COBRA payments for medical and dental benefits for Mr. Sinisgalli and his family in the event of termination other than for Cause (as defined in the agreement). This agreement also provides for a gross up for any excise taxes up to $1 million, with certain exceptions. As of December 31, 2009, no excise tax would have been payable and therefore no amount related to excise tax has been included in the above table.

(2)	The severance and non-competition agreement of the named executive officers provide for the payment of twelve months of then current base salary and twelve months of COBRA payments for the executive’s and his family’s medical and dental benefits in the event of termination other than for cause (as defined in the agreement).

(3)	The named executive officers’ employment agreements provide for the vesting of all unvested options and restricted stock upon a change of control and subsequent termination other than for cause or constructive termination occurred within two years of such change of control. The amount included in the table for the vesting of these previously unvested stock options is the intrinsic value—i.e., the amount by which the market value of the Company’s common stock on December 31, 2009 ($24.04 per share) exceeded the exercise price as of December 31, 2009 of the unvested “in-the-money” stock options.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     The following non-employee directors were the members of the Compensation Committee of the Board of Directors during 2009: Thomas E. Noonan (Chairman), John J. Huntz, Jr., Peter J. Kight and Brian J. Cassidy. To the Company’s knowledge, there were no interlocking relationships involving members of the Compensation Committee or other directors requiring disclosure in this Proxy Statement.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own beneficially more than 10% of the Common Stock to file reports of initial statements of ownership and statements of changes in ownership of such stock with the Securities and Exchange Commission. Directors, executive officers and persons owning beneficially more than 10% of the Common Stock are required by the Commission to furnish the Company with copies of all Section 16(a) forms they file with the Commission. To the Company’s knowledge, based solely on the information furnished to the Company, all directors, executive officers and 10% shareholders complied with all applicable Section 16(a) filing requirements during the year ended December 31, 2009, except inadvertent late filings to report: (1) the grant of common stock and employee stock options by the Company to Messrs. Mitchell, Sinisgalli and Story on January 19, 2009; (2) the withholding by the Company of shares of common stock upon the vesting of restricted stock awards of each of Messrs. Story, Mitchell and Dabbiere on January 2, 2009 and January 4, 2009; (3) an acquisition of common stock by Mr. Dabbiere on January 19, 2009; (4) the withholding by the Company of shares of common stock upon the vesting of restricted stock awards of Mr. Sinisgalli on October 2, 2008, October 4, 2008, January 2, 2009, January 4,

2009, March 2, 2009, March 4, 2009, March 19, 2009, July 2, 2009, July 4, 2009, July 19, 2009, October 2, 2009, October 4, 2009 and October 19, 2009; and (5) the exercise of stock options and disposition of common stock by Mr. Goodwin on November 16, 2009.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of the Company’s 2010 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for 2010 (and in the Company’s Annual Report on Form 10-K through incorporation by reference to the Proxy Statement).
Compensation Committee
Thomas E. Noonan, Chairman
Brian J. Cassidy
John J. Huntz, Jr.
Peter J. Kight
The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.
POLICY ON RELATED PARTY TRANSACTIONS
     The Company’s Code of Business Conduct and Ethics, which is available in the Investor Relations section of our web site at www.manh.com, and its conflicts of interest policy provide generally that the Company’s directors, officers and employees must avoid any personal, financial or family interest that could keep such person from acting in our best interest. Approval of the Chief Executive and Chief Legal Officers is needed for such conflicts; however, the Company has an unwritten policy that conflicts involving directors or executive officers must be approved by the Audit Committee or the independent members of the Board of Directors.
     During the years ended December 31, 2009 the Company purchased software and services for approximately $50,000 from a company whose former President and Chief Executive Officer is a member of Manhattan’s Board of Directors. As of December 31, 2009, there was no accounts payable outstanding.
AUDIT COMMITTEE REPORT
     The Audit Committee is directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm. In this regard, the Audit Committee pre-approves all audit services and non-audit services to be provided to the Company by its independent registered public accounting firm. The Audit Committee may delegate to one or more of its members the authority to grant the approvals. The decision of any member to whom authority is delegated to approve services to be performed by the Company’s independent registered public accounting firm is presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not approve any service that individually or in the aggregate may impair, in the Audit Committee’s opinion, the independence of the independent registered public accounting firm.
     The Audit Committee of the Board of Directors currently consists of Messrs. Huntz (Chairman), Goodwin, Lautenbach and Noonan, all of whom meet the independence requirements of The Nasdaq Stock Market. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, the complete text of which is available in its current form in the Investor Relations section of our web site at www.manh.com.

     In overseeing the preparation of the Company’s financial statements, the Audit Committee met with both management and the Company’s independent registered public accounting firm to review and discuss the financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and the independent registered public accounting firm. The Audit Committee’s review included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 480), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Company’s independent registered public accounting firm, Ernst & Young LLP, has provided to the Audit Committee the written disclosures and letter to the Audit Committee required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Ernst & Young LLP that firm’s independence. The Audit Committee has concluded that Ernst & Young LLP’s provision of audit and non-audit services to the Company is compatible with Ernst & Young LLP’s independence.
     The Audit Committee has reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009, which it made using the criteria set forth by the Committee Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework. The Audit Committee has also reviewed and discussed with Ernst & Young LLP its attestation report on management’s assessment of internal control over financial reporting and its review and report on the Company’s internal control over financial reporting. The Company published these reports in its Annual Report on Form 10-K for the year ended December 31, 2009.
     Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
Audit Committee
John J. Huntz, Jr., Chairman
Paul R. Goodwin
Dan L. Lautenbach
Thomas E. Noonan
The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.
PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
     In January 2010, the Board of Directors appointed Ernst & Young LLP to serve as its independent registered public accounting firm for the fiscal year ending December 31, 2010, subject to the submission and approval of a budget for audit and audit related fees for services to be rendered for our 2010 fiscal year. The appointment of Ernst & Young LLP was recommended to the Board by its Audit Committee. In the event shareholders do not ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010, the Audit Committee will review its future selection of the independent registered public accounting firm. In addition, the Audit Committee, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that a change would be in our best interests and the best interests of our shareholders. A proposal to ratify the appointment will be presented at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.
Audit and Non-Audit Fees
     The following table presents the aggregate fees for professional services rendered by Ernst & Young LLP for each of the last two fiscal years:

	2009	2008
Audit Fees (1)	$985,391	$998,472
Tax Fees (2)	112,371	105,085
All Other Fees (3)	1,995	1,500

Total Fees	$1,099,757	$1,105,057

(1)	Audit fees consisted of charges associated with the annual audit and the audit of internal control over financial reporting, the review of the Company’s quarterly reports on Form 10-Q and statutory audits required internationally.

(2)	Tax fees consisted of charges principally related to services associated with tax compliance, tax planning and tax advice.

(3)	All other fees include charges for products and/or services other than those described above.
     The Audit Committee has determined that the provision of non-audit services by Ernst & Young LLP is compatible with maintaining the independence of Ernst & Young LLP.
     The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.
SHAREHOLDER PROPOSALS
     Rules of the Securities and Exchange Commission require that any proposal by a shareholder of the Company for consideration at the 2011 Annual Meeting of Shareholders must be received by the Company no later than December 31, 2010, if any such proposal is to be eligible for inclusion in the Company’s proxy materials for its 2011 Annual Meeting. Under such rules, the Company is not required to include shareholder proposals in its proxy materials unless certain other conditions specified in such rules are met.
     In order for a shareholder to bring any business or nominations before the Annual Meeting of Shareholders, certain conditions set forth in Sections 2.14 and 3.8 of the Company’s Bylaws must be complied with, including, but not limited to, delivery of notice to the Company not less than 60 days prior to the meeting as originally scheduled, or if less than 70 days notice or prior public disclosure of the date of the scheduled meeting is given or made, delivery of notice to the Company not later than the tenth day following the earlier of the day on which notice of the date of the meeting is mailed to shareholders or public disclosure of the date of such meeting is made.
COMMUNICATION WITH DIRECTORS
     We have established procedures for shareholders or other interested parties to communicate directly with the Board of Directors. Such parties can contact the board by email at: investor_relations@manh.com or by mail at: Manhattan Associates, Inc. Board of Directors, 2300 Windy Ridge Parkway, Suite 1000, Atlanta, Georgia 30339. All communications made by this means will be received directly by the Chairman of the Audit Committee.
FORM 10-K EXHIBITS
     We have included with this Proxy Statement a copy of our Form 10-K which is part of our Annual Report to Shareholders for the fiscal year ending December 31, 2009, including the financial statements, schedules and list of exhibits. We will mail without charge, upon written request, a copy of our Form 10-K exhibits. Requests should be sent to Manhattan

Associates, Inc., 2300 Windy Ridge Parkway, Suite 1000, Atlanta, Georgia 30339. They are also available, free of charge, at the SEC’s web site, www.sec.gov.
OTHER MATTERS
     Management of the Company is not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this Proxy Statement. However, should any other matter requiring a vote of the shareholders arise, the representatives named on the accompanying Proxy will vote in accordance with their best judgment as to the interests of the Company and shareholders.
BY ORDER OF THE BOARD OF DIRECTORS,
David K. Dabbiere
Senior Vice President, Chief Legal Officer and Secretary

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. These methods are valid under §14-2-722 of the Georgia Business Corporation Code.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 19, 2010.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	01 - John J. Huntz, Jr.	☐	☐	02 - Dan J. Lautenbach	☐	☐	03 - Thomas E. Noonan	☐	☐

		For	Against	Abstain

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy - Manhattan Associates, INC.
2300 Windy Ridge Parkway
Suite 1000
Atlanta, Georgia 30339
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Peter F. Sinisgalli and David K. Dabbiere, Esq., and each of them, with full power of substitution, as Proxy, to represent and vote all the shares of Common Stock of Manhattan Associates, Inc. held of record by the undersigned on March 31, 2010, at the annual meeting of Shareholders to be held on May 20, 2010 or any adjournment thereof, as designated on the reverse side hereof and in their discretion as to other matters as described in the accompanying Proxy Statement and as to any other business as may lawfully come before the meeting, hereby revoking any proxies as to said shares heretofore given by the undersigned and ratifying and confirming all that said attorneys and proxies may lawfully do by virtue thereof.
Please sign exactly as name appears on the reverse side. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
The shares represented by this Proxy will be voted as directed by the Shareholder. If no direction is given when the duly executed Proxy is returned, such shares will be voted “FOR” all Nominees in Proposal 1 and “FOR” Proposal 2.
It is understood that this proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the notice of the meeting to the undersigned.
This proxy is revocable at or at any time prior to the meeting. Please sign and return this proxy to:
Proxy Services, C/O Computershare Investor Services, P.O. Box 43078, Providence, RI 02940-3078.
(Please date and sign on reverse)
(Continued on reverse side)